Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

GeoVax Labs, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

			Fee		Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate		Amount of
	Security	Class	Forward	Amount	Price Per	Offering	Fee	Registration
	Type	Title	Rule	Registered	Unit	Price	Rate	Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(o)	(1)	(1)	(1)
	Equity	Preferred Stock, $0.01 par value per share	457(o)	(1)	(1)	(1)
	Equity	Warrants	457(o)	(1)	(1)	(1)
	Equity	Units	457(o)	(1)	(1)	(1)
	Unallocated (Universal) Shelf		457(o)	(1)	(1)	$ 100,000,000	.0001476	$14,760	(2)
	Total Offering Amounts					$ 100,000,000
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$14,760

(1)

Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants to purchase common stock or preferred stock, and such indeterminate number of units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $100,000,000. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange, upon exercise of warrants, or pursuant to the anti-dilution provisions of any of such securities. In addition, pursuant to Rule 416 of the rules and regulations under the Securities Act, the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)	Calculated in accordance with Rule 457(o) under the Securities Act.